Exhibit 8(b)

                    [Letterhead of Andrews & Kurth L.L.P.]


                                             September 29, 1997




Monterey Resources, Inc.
5201 Truxtun Avenue
Bakersfield, California 93309

     Re: Registration Statement on Form S-4

Ladies and Gentlemen:

               We have acted as counsel for Monterey Resources, Inc. ("Monterey") in connection with the proposed merger of Texaco Sunrise Inc., a wholly-owned subsidiary of Texaco Inc. ("Texaco"), with and into Monterey pursuant to an Agreement and Plan of Merger dated as of August 17, 1997 between Monterey and Texaco. In connection therewith, we have participated in the preparation of the discussion set forth under the caption "The Merger --Certain U.S. Federal Income Tax Consequences" (the "Discussion") in the Proxy Statement/Prospectus which is part of the Registration Statement on Form S-4 filed by Texaco with the Securities and Exchange Commission. Capitalized terms used and not otherwise defined herein are used as defined in the Proxy Statement/Prospectus.

               The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences for Monterey Common Stockholders of the Merger.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement/Prospectus under the captions "The Merger--Background of the Merger," "The Merger--Certain U.S. Federal Income Tax Consequences," "The Merger Agreement--Certain Covenants," "The Merger Agreement-- Conditions to the Merger" and "Legal Matters." The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                             Very truly yours,


                                             /s/ Andrews & Kurth L.L.P.
                                             Andrews & Kurth L.L.P.